Exhibit 99.1

PRESS RELEASE

DATED SEPTEMBER 4, 2007

Quality Systems, Inc. Announces Medical Leave of Absence

IRVINE, Calif.--(BUSINESS WIRE)— September 4, 2007--Quality Systems, Inc. (NASDAQ:QSII - News) stated today that Gregory Flynn, the Company’s Executive Vice President and General Manager of the QSI Division, will be absent for an indeterminate period while on a medical leave of absence. The Company is confident that Mr. Flynn’s responsibilities will be effectively managed during his absence.

About Quality Systems

Quality Systems, Inc. and its NextGen Healthcare Information Systems subsidiary develop and market computer-based practice management, patient records, and connectivity applications for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.

This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning future dividend payments), are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties, including, among others, a legally available source of funds for the payment of future dividends and the possibility that the Board of Directors in the exercise of its fiduciary duty may discontinue its dividend policy or cancel one or more future dividend payments following a determination that one or more dividend payments are not in the best interest of the Company and its shareholders. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Quality Systems, Inc.
Louis Silverman, 949-255-2600
www.qsii.com
or
CCG Investor Relations
William F. Coffin or Sean Collins, 818-789-0100
www.ccgir.com